Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Fourth Quarter 2016 Cash Distribution

HOUSTON, TEXAS – (Marketwired – Jan. 23, 2017) – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership's fourth quarter 2016 cash distribution of $0.94 per common unit.  The distribution is unchanged from the third quarter 2016 distribution and represents a six percent increase from the $0.89 per common unit distribution paid with respect to fourth quarter 2015.

This cash distribution is the 71st consecutive quarterly distribution paid by the Partnership and is payable on February 14, 2017 to unitholders of record at the close of business on February 2, 2017.

TC PipeLines, LP is a Delaware master limited partnership with interests in seven federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Eastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Media Inquiries:	Mark Cooper/James Millar	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com